Exhibit 10.1

FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT (“Agreement”) is made and entered into as of June 17, 2013 by and among WELLS FARGO BANK, NATIONAL ASSOCIATION (herein called “Bank”) and MAXWELL TECHNOLOGIES, INC. (“Borrower”), with reference to the following facts and intentions of the parties:

RECITALS

A.    Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 5, 2011, as such may have been amended or modified from time to time (the “Loan Agreement”). In connection with the Loan Agreement, Bank provided Borrower (a) a revolving line of credit in the maximum principal amount of Fifteen Million Dollars ($15,000,000.00) (the “Revolving Line of Credit”) which is evidenced by that revolving line of credit note executed by Borrower in favor of Bank in the amount of the Line of Credit and dated as of December 5, 2011 (the "Revolving Line of Credit Note") and (b) an equipment term loan in the maximum principal amount of Twelve Million Five Hundred Thousand Dollars ($12,500,000) (the “Equipment Term Commitment”) which is evidenced by that term commitment note executed by Borrower in favor of Bank in the amount of the Equipment Term Commitment and dated as of December 5, 2011 (the "Equipment Term Commitment Note"). The Line of Credit will mature and become due and payable in full on December 5, 2013. The Equipment Term Commitment will mature and become due and payable on April 30, 2015. The Line of Credit and the Equipment Term Commitment shall together be referred to herein as the “Loan”.

B.    For purposes hereof, the term “Obligations” shall mean the Loan, and all other loans, advances, debts, liabilities and obligations, tasks or duties for the performance of covenants or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by Borrower to Bank, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Loan Agreement or any of the other Loan Documents (as defined in the Credit Agreement). The term Obligation includes but is not limited to all principal, interest (including all interest which accrues after the commencement of any case or proceeding in bankruptcy, whether or not allowed in such case or proceeding), fees, charges, expenses, attorneys' fees and any other sum chargeable to Borrower under the Loan Agreement or any of the other Loan Documents.

C.    The Obligations are secured by, among other things, a security interest granted by Borrower to Bank in all of Borrower's accounts, deposit accounts, accounts receivable, chattel paper, instruments, documents, general intangibles, equipment, inventory and other rights to payment (collectively, the “Collateral”) pursuant to that certain Security Agreement dated December 5, 2011 (the “Security Agreement”).

D.    Borrower is in default under the Loan Documents due to Borrower's violation of (a) Section 4.9(d) of the Loan Agreement as a result of Borrower's failure to obtain net consolidated income after taxes of at least One Dollar ($1.00) during the 2011 fiscal year, (b) Section 4.9(c) of the Loan Agreement due to Borrower's failure to obtain EBITDA of at least Four Million Dollars ($4,000,000) during the quarter ending March 31, 2013 and (c) Section 6.1(b) of the Loan Agreement due to Borrower's restatement of (y) its 2011 annual consolidated audited financial statements and (z) its quarterly financial statements for all 2011 and 2012 fiscal quarters (collectively the “Existing Defaults”).

E.    Borrower acknowledges that Borrower is in default under the Loan Documents as a consequence of the Existing Defaults; that such Existing Defaults have not been cured, waived or

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excused by Bank at any time or in any manner; and that there are no claims, demands, offsets or defenses at law or in equity that would defeat or diminish Bank's present and unconditional right to collect any of the Obligations, and to proceed to enforce the rights and remedies available to Bank as provided in any of the Loan Documents or otherwise at law.

F.    Borrower has requested that Bank provide Borrower a period of forbearance that will enable Borrower, at or prior to the expiration of such forbearance period, to provide Bank with certain information related to Borrower's performance going forward.

G.    In response to Borrower's request, and in reliance upon Borrower's representations made to Bank in support thereof and the other terms and conditions of this Agreement, Bank is willing to forbear during the Forbearance Period (as herein below defined) from the further exercise of Bank's rights and remedies under the Loan Documents, upon and subject to the terms and conditions, and only for the purposes set forth herein, all as more particularly set forth and described in this Agreement. The “Forbearance Period” as used herein shall refer to that period beginning on the date of this Agreement and terminating on the earlier of (i) May 20, 2013; provided that if Bank receives evidence, in form and substance acceptable to Bank in its sole discretion, that Borrower has achieved the Nasdaq Compliance Event, such period shall automatically be extended to September 30, 2013 or (ii) the occurrence of any default (other than the Existing Defaults), including, but not limited to, Borrower's failure to achieve the SEC Compliance Event under this Agreement or any of the Loan Documents.

AGREEMENT

NOW, THEREFORE, Bank and Borrower hereby agree as follows:

1.    Adoption of Recitals. The recitals set forth above are adopted as a part of the agreement of the parties, and the facts set forth therein are acknowledged and agreed to be true, accurate and complete.

2.    Conditions Precedent. The following are conditions precedent to Bank's obligations under this Agreement, each of which must have been (and remain) satisfied or waived (as determined by Bank in its sole discretion) in order for this agreement to become effective.

(a)    Approval of Bank Counsel. All legal matters incidental to the forbearance by Bank shall be satisfactory to Bank's counsel.

(b)    Documentation. Bank shall have received, in form and substance satisfactory to Bank, duly executed counterparts of each of the following:

(i)    This Agreement; and
(ii)    Corporate Resolutions.

(c)    Cash Collateral. Bank shall have received a cash collateral deposit (in the form of a Wells Fargo time deposit) securing Borrower's obligations under the Equipment Term Commitment in the amount of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) (the “Cash Collateral”) on terms and based upon documentation in form and substance satisfactory to Bank. Borrower hereby pledges to Bank and grants to Bank a security interest in the Cash Collateral, together with all proceeds and substitutions thereof, all interest paid thereon, and all other cash and noncash proceeds of the foregoing as security for the prompt performance of all of Borrower's obligations with respect to, or arising out of, the Credit Agreement. Borrower shall enter into such control or other agreements as Bank requests in order to perfect or ensure the priority of Bank's security interest in the Cash Collateral. Bank shall retain the Cash Collateral until such time as (a) Borrower achieves the NASDAQ Compliance Event and the SEC Compliance Event and Bank, in its sole discretion, waives the Existing Defaults in a writing signed by Borrower and Bank or (b) the Loan is indefeasibly satisfied in full, in cash to Bank's

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satisfaction.

(d)    Representations and Warranties. The representations and warranties contained herein are true and correct.

3.    Representations and Warranties. Borrower hereby represents and warrants that: (i) other than the Existing Defaults, no default, event of default, breach or failure of condition has occurred or exists, or would exist with notice or lapse of time, or both, under any of the Loan Documents; (ii) the parties and signatories hereto have the authority to execute this Agreement; (iii) all representations and warranties of Borrower in this Agreement and the other Loan Documents including those contained in the Recitals to this Agreement continue to be true and correct as of the time of execution of this Agreement and shall survive the execution of this Agreement; and (iv) Bank's liens and security interests with respect to the Collateral are of the priority required under the Loan Documents and are valid and enforceable in accordance with their terms.

4.    Forbearance. So long as no other breach, default or event of default shall occur under any of the Loan Documents, and otherwise subject to and upon all the terms and conditions set forth herein, Bank agrees that during the Forbearance Period, Bank shall refrain from exercising its default rights and remedies in connection with the Existing Defaults. Notwithstanding the preceding grant of forbearance, Borrower understands, acknowledges and agrees that: Bank has not waived the Existing Defaults; the Loan is not hereby reinstated or extended and will remain in default throughout the Forbearance Period; and the Forbearance Period will expire automatically and without notice immediately upon the occurrence of any breach, default or Event of Default under this Agreement or any of the other Loan Documents, including without limitation, any such default relating to a further breach of an Existing Defaults. Borrower understands that Bank has made no commitment and is under no obligation whatsoever to grant any additional extensions of time at the end of the Forbearance Period. As a result of the Existing Defaults, Borrower understands and agrees that bank is not obligated to make advances or otherwise extend credit pursuant to the Credit Agreement or the Loan Documents until such time as Bank in its sole discretion decides that any further advances shall be made.

5.    Other Provisions.
(a)    Nasdaq Compliance. On or before May 20, 2013, Borrower shall deliver to Nasdaq and the United States Securities and Exchange Commission a plan, approved by Borrower's board of directors outlining, in detail, Borrower's plans to return to compliance with the rules and regulations of Nasdaq governing those companies listed on the Nasdaq stock exchange (the “Nasdaq Compliance Event”).
(b)    2012 Annual Report. On or before September 16, 2013, in compliance with Nasdaq listing rule 5250(c) (Obligation to File Periodic Financial Reports), Borrower shall file Borrower's corrected consolidated audited financial statements (to include a balance sheet, income statement, statement of cash flows and footnotes) prepared in accordance with GAAP consistently applied together with an unqualified opinion with respect to the financial statements prepared by an independent certified public accounting firm reasonably acceptable to Bank (it being agreed that BDO USA, LLP is acceptable to Bank) on Form 10-K (the “SEC Compliance Event”).

6.    Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:
(a)    Borrower shall fail to pay any principal, interest, fees or other charges when due under this Agreement.
(b)     Borrower shall fail to perform any covenant or satisfy any condition under this Agreement.

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(c)    Any of the representations and warranties contained herein shall prove to have been untrue either when made or when reaffirmed herein.
(d)    Except as expressly modified herein, any Event of Default shall occur under any of the Loan Documents, other than the Existing Defaults.
(e)    Any further default, failure or violation of the kind described in the Recitals which occurs after the date of this Agreement shall be considered an Event of Default under this Agreement
7.    Remedies.     Upon the occurrence of an Event of Default, the Forbearance Period shall expire automatically, immediately, and without notice, and Bank shall have all rights and remedies available to it under the Loan Documents or otherwise at law.
8.    Default Interest. From and after the date of any Event of Default under this Agreement, the outstanding principal balance of the Line of Credit Note and the principal balance of the Equipment Term Commitment Note, shall bear interest until paid in full at the Default Rate set forth in the their respective agreements.

9.    Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered to Bank will be deemed to be an original and all of which, taken together, will be deemed to be one and the same instrument.

10.    Non-Impairment. Except as expressly provided herein, nothing in this Agreement shall alter or affect any provision, condition or covenant contained in the Line of Credit Note, the Equipment Term Commitment Note or other Loan Documents, or affect or impair any rights, powers, or remedies thereunder, it being the intent of the parties hereto that the provisions of the Line of Credit Note, Equipment Term Commitment Note and the other Loan Documents shall continue in full force and effect except as expressly modified hereby.

11.    Release. Borrower hereby absolutely and unconditionally releases and forever discharges Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands, debts, liabilities, obligations, promises, acts agreements, costs and expenses, or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort under any state or federal law or otherwise, which Borrower has had or now has against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured, known or unknown, suspected or unsuspected, absolute or contingent (collectively, the “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing. Borrower hereby further acknowledges and agrees that as of the date hereof they have no existing defenses to the enforcement of any of the Loan Documents and to the extent that any exist as of the date hereof, each of them are hereby absolutely and forever waived.

By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or

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law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party's rights or asserted rights.

This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Agreement, and that Bank would not have done so but for Bank's expectation that such release is valid and enforceable in all events.

12.    Choice of Law. This Agreement and the other Loan Documents shall be governed by and interpreted in accordance with the laws of the State of California, except if preempted by Federal law.

13.    Arbitration.

(a)    The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) this Agreement, any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)    Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least One Million Dollars ($1,000,000.00) exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)    The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)    Any arbitration proceeding in which the amount in controversy is Five Million Dollars ($5,000,000.00) or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than Five Million Dollars ($5,000,000.00). Any dispute in which the amount in controversy exceeds Five Million Dollars ($5,000,000.00) shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten

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years' experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)    In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than twenty (20) days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f)    No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)    The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)    Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA's selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i)    To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within one hundred eighty (180) days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

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(j)    Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court's jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys' fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

14.    Integration; Interpretation. The Loan Documents, including this Agreement, contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein, and supersede all prior negotiations. The Loan Documents shall not be modified except by written instrument executed by all parties. Any reference to the Loan Documents in any of the Loan Documents includes any amendments, renewals or extensions approved by Bank in writing.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first above written.

“BANK” WELLS FARGO BANK, NATIONAL ASSOCIATION	“BORROWER” MAXWELL TECHNOLOGIES, INC.
By:_/s/Susan Worsham_________ Name: _Susan Worsham________ Title: _VP____________________	By:_/s/Kevin Royal_____________ Name: _Kevin Royal____________ Title: _Senior V.P. and CFO______

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